Exhibit 10-l

FIFTH AMENDMENT TO CREDIT AGREEMENT

This Amendment, dated as of December 28, 2001, is made by and between Analysts International Corporation, a Minnesota corporation (the “Borrower”), and Wells Fargo Bank, National Association, assignee of Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, National Association (the “Bank”).

Recitals

The Borrower and the Bank have entered into a Credit Agreement dated as of January 31, 2000 as amended by a First Amendment to Credit Agreement dated as of December 12, 2000, a Second Amendment to Credit Agreement dated as of April 2, 2001, but effective as of March 30, 2001, a Third Amendment dated as of August 6, 2001, and a Fourth Amendment dated as of November 30, 2001 (as so amended, the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Bank is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“‘Advance Request Worksheet’ means the form attached to the Fifth Amendment as Exhibit B, certifying the Borrower’s compliance with the Leverage Ratio Covenant under Section 5.10.”

“‘Covenant Computation Date’ means the last day of the most recently completed month.”

“‘Covenant Computation Period’ means the EBITDA Covenant Computation Period when determining compliance with Section 5.8, the Net Cash Flow Computation Period when determining compliance with Section 5.9 and the Leverage Covenant Computation Period when determining compliance with Section 5.10”

“‘EBITDA’ means, Pre-Tax Earnings (excluding non-cash income) plus noncash expenses associated with the write-off of the Borrower’s investment in CDXC Corporation, Interest Expense, depreciation and amortization, determined with respect to the Borrower in accordance with GAAP during the Covenant Computation Period.”

“‘EBITDA Covenant Computation Period’ means the calendar month ending on the Covenant Computation Date.”

“‘Facility Amount’ means $25,000,000, unless said amount is reduced pursuant to Section 2.8, in which event it means the amount to which said amount is reduced.”

“‘Facility Termination Date’ means the earlier of (i) June 30, 2002,  (ii) termination of the Facility pursuant to Section 2.8 or 7.2(a), or (iii) the date of payment of any principal amount to the Note Purchasers other than a payment of $1,500,000.00 on March 29, 2002.”

 “‘Fifth Amendment’ means the Fifth Amendment to Credit Agreement dated as of December 28, 2001 by and between the Borrower and the Bank.”

“‘Leverage Covenant Computation Period’ means the twelve consecutive months ending on the Covenant Computation Date.”

“‘Net Cash Flow’ means, with respect to a Net Cash Flow Computation Period, EBITDA plus cash received from tax refunds, less cash paid for taxes, Capital Expenditures, cash paid for restructuring charges, Interest Expense and cash paid as principal under the Note Purchase Agreement determined in accordance with GAAP during such Net Cash Flow Covenant Computation period.”

“‘Net Cash Flow Computation Period’ means the three consecutive calendar months ending on the Covenant Computation Date.”

“‘Note Purchase Amendment’ means the Third Amendment to Note Purchase Agreement dated as of December 28, 2001 by and among the Borrower and the Note Purchasers.”

2.             Interest.  Effective upon the execution and delivery of this Amendment, Section 2.3(a) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(a)         Interest Rate.  The principal balance of the Note shall bear interest at the rate of nine percent (9.00%) per annum.”

Between December 28, 2001 and the date this Amendment is executed and delivered, interest shall continue to accrue at the Floating Rate.

3.             Eurodollar Funding; Margins.  Sections 2.3(b), (c), (d) and (e) of the Credit Agreement are deleted in their entirety.  The Borrower shall not be entitled to a elect Eurodollar Rate.

4.             Letters of Credit.  Section 2.4 of the Credit Agreement is deleted in its entirety.  The Borrower shall not be entitled to request the issuance of Letters of Credit.

5.             Non-Usage Fees.  Section 2.6(b) of the Credit Agreement is deleted in its entirety.  The Borrower shall not be required to pay any non-usage fees.

6.             Prepayments.  Section 2.7(a)(iii) of the Credit Agreement is deleted; the Borrower may make prepayments in any amount.  In addition, Section 2.7 is amended to add the following new paragraph:

“(c)         Mandatory Prepayments.  Each Business Day the Borrower shall prepay the Note in an amount equal to the difference between (y) the Borrower’s cash balances in its depository and investment accounts that day and (z) the amount necessary to cover disbursements in the ordinary course on the next Business Day, plus the amount necessary to pre-fund ACH payroll disbursements as of the date such ACH payroll file authorization is initiated; provided, however, that in no event shall the Borrower’s overnight aggregate cash balance exceed $6,000,000.00 and any amount in excess shall be delivered to the Bank as a prepayment of the Note.  These mandatory prepayments shall be made by wire transfer each Business Day that they become due.”

7.             Condition Precedent to All Advances.  Section 3.2 of the Credit Agreement is amended by adding the following new paragraph:

“(c)         delivery to the Bank of a completed Advance Request Worksheet certifying the Borrower’s compliance with the Leverage Ratio Covenant of Section 5.10 as of the date of the requested Advance.”

8.             Financial Reporting.  Section 5.1 of the Credit Agreement is amended by deleting the reference in paragraph (c) to “paragraph (a) or (b),” replacing it with the reference “paragraph (m),” and adding the following new paragraphs:

“(m)        As soon as available and in any event within 10 Business Days after the end of each month, (i) consolidated statement of financial condition, earnings and cash flow of the Borrower and its Subsidiaries, prepared in accordance with GAAP, and (ii) a worksheet or schedule of the Borrower’s computations of the financial covenants in Sections 5.8 and 5.9, all in form and substance sufficient for the Bank to review compliance with the financial covenants of Sections 5.8 and 5.9.

(n)           On the last Business Day of each month, a written report of the Borrower’s efforts to obtain new financing in compliance with the requirements of Section 5.13, including copies of all material correspondence between the Borrower and any financial institutions considering the extension of new financing to the Borrower.

(o)           On the next Business Day following a request by the Bank, a detailed cash receipts and disbursements projection (including the forecasted beginning and ending daily cash balances and any necessary Advances) covering the next five consecutive Business Days, commencing with the date the information request is made by the Bank.”

9.             EBITDA.  Section 5.8 of the Credit Agreement is deleted in its entirety and replaced with the following:

“Section 5.8 Monthly EBITDA.  The Borrower will achieve at a minimum the EBITDA as of each Covenant Computation Date set forth below:

Covenant Computation Date	Monthly EBITDA

December 31, 2001	(1,500,000)

January 31, 2002	150,000

February 28, 2002	(450,000)

March 31, 2002	200,000

April 30, 2002	430,000

May 31, 2002	580,000”

10.           Net Cash Flow.  Section 5.9 of the Credit Agreement is deleted in its entirety and replaced with the following:

“Section 5.9 Net Cash Flow.  The Borrower will achieve at a minimum the trailing three month net cashflow as of each Covenant Computation Date set forth below:

Covenant Computation Date	Trailing 3 Month Net Cashflow
December 31, 2001	(1,750,000)
January 31, 2002	(2,750,000)
February 28, 2002	(3,250,000)
March 31, 2002	(2,750,000)
April 30, 2002	(2,350,000)
May 31, 2002	(1,350,000)”

11.           Leverage.  Section 5.10 of the Credit Agreement is deleted in its entirety and replaced with the following:

“Section 5.10 Leverage Ratio.  At all times the sum of outstanding (i) Advances under the Credit Agreement and (ii) principal under the Note Purchase Agreement (“Total Principal Indebtedness”) shall never exceed four and one-half times (4.5x) EBITDA; provided, however, that Total Principal Indebtedness shall not exceed four times (4.0x) EBITDA during the time period between the first day of each month and the actual date the financial reports required by Section 5.1(m) are delivered to the Bank by the Borrower.”

12.           Other Financial Covenants.  Sections 5.11, 5.12 and 6.12 of the Credit Agreement are deleted in their entirety.

13.           New Financing.  Section 5.13 is added to the Credit Agreement as follows:

“Section 5.13  New Financing.  On or prior to June 30, 2002, the Borrower will cause a financial institution other than the Bank to fund financing to the Borrower in an amount not less than the sum of all amounts then outstanding under the Credit Agreement and the Note Purchase Agreement, and such financing shall be immediately applied to payment in full of the amounts outstanding under the Credit Agreement and the Note Purchase Agreement .”

14.           Investments. Sections 6.4 (b) and (g) of the Credit Agreement are deleted in their entirety.

15.           Restricted Payments.  Section 6.5 of the Credit Agreement is deleted in its entirety and replaced with the following:

“Section 6.5 Restricted Payments.  The Borrower shall not make any Restricted Payments.  The Bank acknowledges that purchases of the Borrower’s common stock in the ordinary course of business for the sole purpose of funding matching contributions by the Borrower to its employees’ 401(k) plan is not a Restricted Payment.”

16.           Consolidation or Merger.  Section 6.8(b) of the Credit Agreement is deleted in its entirety.

17.           Ordinary Course of Business.  Until the Facility Termination Date, the Borrower shall continue to operate in the ordinary course of business as established prior to the date of this Amendment.  The Borrower shall not incur or pay any extraordinary obligations or expenses (including but not limited to employee salaries and benefits), nor undertake any new or unusual business activity.

Notwithstanding the foregoing, the Bank consents to (i) a payment in the amount of $1,500,000.00 to the Note Purchasers on March 29, 2002, pursuant to the terms of the Note Purchase Amendment, and (ii) a lump sum payment not to exceed $2.7 million under paragraph 4e of the Borrower’s retirement plan to a person who was an active executive employee of the Borrower on the date of this Amendment and elects to retire prior to the Termination Date (the “Special Retirement Payment”).  However, the Special Retirement Payment shall be funded solely from the Variable Universal Life Insurance Policies (the “Insurance Policies”) held by Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”) for the Borrower’s retirement trust account, and then, only to the extent the value of the Insurance Policies is insufficient, from the Multi-funded Annuity Contracts (“Annuities”) also held by the Trustee in the retirement trust account.  In no event shall the Special Retirement Payment be funded from operating cash or other assets of the Borrower.

18.           New Compliance Certificate. Exhibit C to the Credit Agreement is hereby amended in its entirety and replaced with Exhibit A to this Amendment.

19.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any Advance thereunder.

20.           Amendment Fee.  In consideration of the Bank’s entering into this Amendment, the Borrower shall pay to the Bank an amendment fee in the amount of $62,500 upon execution and delivery of this Amendment.  Such fee shall be deemed fully earned by the Bank’s execution and delivery of this Amendment.

21.           Conditions Precedent. This Amendment shall be effective when the Bank shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Bank in its sole discretion:

(a)           Payment of the fee described in Paragraph 20.

(b)           Payment of all fees and expenses incurred by the Bank in connection with the preparation of this Amendment and all related documents and instruments, including but not limited to the Amendment to Intercreditor Collateral Agreement dated as of December 28, 2001 (the “Intercreditor Amendment”) and all related documents and instruments.

(c)           A first priority mortgage covering the Borrower’s real property located in Edina, Minnesota in the amount of $15,000,000.00 to secure the Borrower’s obligations under the Credit Agreement and the Note Purchase Agreement.

(d)           A Collateral Pledge Agreement and any ancillary documents necessary to grant and perfect a lien on, and interest in, certain Variable Universal Life Insurance Policies and Multi-funded Annuity Contracts owned by the Borrower to secure the Borrower’s obligations under the Credit Agreement and the Note Purchase Agreement.

(e)           A fully executed copy of the Note Purchase Amendment.

(f)            A fully executed copy of the Intercreditor Amendment.

(g)           An opinion of counsel to the Borrower with respect to, among other things, the due authorization and enforceability of this Amendment, the Intercreditor Agreement, the Mortgage, the Collateral Pledge Agreement and related documents.

(h)           Such other documents or instruments as the Bank may require.

22.           Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

23.           References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment.

24.           Release. The Borrower absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

25.           Costs and Expenses. The Borrower reaffirms its agreement under the Credit Agreement to pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Bank for the services performed by such counsel in connection with the preparation of this Amendment and all related documents and instruments. The Borrower agrees that the Bank may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 20 of this Amendment.

26.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION		ANALYSTS INTERNATIONAL CORPORATION

By		By
	Ellen J. Trach		Marti R. Charpentier
	Its Vice President		Its Vice President — Finance

M1:832170.05

Exhibit A to Fifth Amendment
to Credit Agreement

COMPLIANCE CERTIFICATE

, 2002

Wells Fargo Bank National Association
Sixth and Marquette Avenues
Minneapolis, Minnesota 55479
Attention: Ellen J. Trach

Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 31, 2000, as amended by a First Amendment to Credit Agreement dated as of December 12, 2000, a Second Amendment to Credit Agreement dated as of March 30, 2001, but effective as of April 2, 2001, a Third Amendment to Credit Agreement dated as of August 6, 2001, a Fourth Amendment to Credit Agreement dated as of November 30, 2001, and a Fifth Amendment to Credit Agreement dated as of December 28, 2001 (as so amended, the “Credit Agreement”), entered into between Wells Fargo Bank, National Association, a national banking association and Analysts International Corporation, a Minnesota corporation (the “Borrower”).

All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

This is a Compliance Certificate submitted in connection with the Borrower’s reporting obligations under Section 5.1(c) of the Credit Agreement as of and for the month ending                      , 2002 (the “Reporting Date”) and includes the Borrower’s financial statements (the “Statements”) prepared as of and for the Reporting Date.

I hereby certify to you as follows:

1.                                       I am the chief financial officer of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

2.                                       The Statements, and the computations below, have been prepared in accordance with GAAP.

3.                                       The following computations set forth the Borrower’s compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Reporting Date:

Section 5.8 Monthly EBITDA

EBITDA                                           $___________

A.            Pursuant to Section 5.8  of the Credit Agreement, as of the Reporting Date, the Borrower’s Monthly EBITDA ☐ satisfies ☐ does not satisfy the requirement set forth in the table below:

Covenant Computation Date	Monthly EBITDA
December 31, 2001	(1,500,000
January 31, 2002	150,000
February 28, 2002	(450,000)
March 31, 2002	200,000
April 30, 2002	430,000
May 31, 2002	580,000

Section 5.9 Trailing 3 Month Net Cashflow

Trailing 3 Month Net Cashflow $_____________________

B.            Pursuant to Section 5.9 of the Credit Agreement, as of the Reporting Date, the Borrower’s trailing 3 month net cash flow ☐ satisfies ☐ does not satisfy the requirement set forth in the table below:

Covenant Computation Date	Trailing 3 Month Net Cashflow
December 31, 2001	(1,750,000)
January 31, 2002	(2,750,000)
February 28, 2002	(3,250,000)
March 31, 2002	(2,750,000)
April 30, 2002	(2,350,000)
May 31, 2002	(1,350,000)

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of, the financial covenants referred to above.

4.                                       I have no knowledge of the occurrence of any Default or Event of Default under the Credit Agreement, except as set forth in the attachments, if any, hereto.

Very truly yours,

ANALYSTS INTERNATIONAL CORPORATION

By

Its

Exhibit B to Fifth Amendment
to Credit Agreement

ADVANCE REQUEST WORKSHEET

, 2002

Wells Fargo Bank National Association

Sixth and Marquette Avenues

Minneapolis, Minnesota 55479

Attention: Ellen J. Trach

Worksheet and Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 31, 2000, as amended by a First Amendment to Credit Agreement dated as of December 12, 2000, a Second Amendment to Credit Agreement dated as of March 30, 2001, but effective as of April 2, 2001, a Third Amendment to Credit Agreement dated as of August 6, 2001, a Fourth Amendment to Credit Agreement dated as of November 30, 2001, and a Fifth Amendment to Credit Agreement dated as of December 28, 2001 (as so amended, the “Credit Agreement”), entered into between Wells Fargo Bank, National Association, a national banking association and Analysts International Corporation, a Minnesota corporation (the “Borrower”).

All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

This is a worksheet and compliance certificate submitted in connection with the Borrower’s obligations under Section 5.10 of the Credit Agreement as of and for the date set forth above on which the Borrower has requested an Advance (the “Advance Request Date”) and in satisfaction of the condition precedent under Section 3.2(c) of the Credit Agreement.  I hereby certify:

1.                                       I am the chief financial officer of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

2.                                       The Borrower’s financial statements, and the computations below, have been prepared in accordance with GAAP.

3.                                       The following computations set forth the Borrower’s compliance or non-compliance with the Leverage Ratio requirements set forth in Section 5.10 as of the Advance Request Date:

A.  EBITDA:   $
(for the 12 months ending on the last day of the most recently completed month)

B. Calculation of Total Principal Indebtedness

Total Advances outstanding:	$
Advance requested:	$
Note Purchase Agmt principal outstanding:	$

Total Principal Indebtedness:	$

C.  Ratio (choose one)

(i) Advance Request Date is before prior month’s financial reports have been delivered to Bank: Ratio = 4.0

(ii) Advance Request Date is on or after prior month’s financial reports have been delivered to Bank:  Ratio = 4.5

D.  Ratio x EBITDA =                     (“Leverage”)

E. Compliance (check one)

___  Leverage is less than or equal to Total Principal Indebtedness

         (Borrower is in compliance with Section 5.10)

___  Leverage is greater than Total Principal Indebtedness

         (Borrower is not in compliance with Section 5.10)

4.                                       I have no knowledge of the occurrence of any Default or Event of Default under the Credit Agreement, except as set forth in the attachments, if any, hereto.

Very truly yours,

ANALYSTS INTERNATIONAL CORPORATION

By
Its